Exhibit 99.1

Investor Contact: Hayden IR Jeff Stanlis, Partner (602) 476-1821 jeff@haydenir.com

Press Release

For Immediate Release

Leading Global Pharmaceutical Company Selects NewCardio’s QTinno for Phase 1 QT Studies

Revenue from First Study to Generate Approximately $250,000 in the Current Quarter

SANTA CLARA, CA (August 5, 2010) – PR Newswire – NewCardio, Inc., (OTC BB: NWCI) a cardiovascular diagnostic solutions developer, announced today that QTinno™, NewCardio’s automated cardiac safety software solution, has been licensed for use  in connection with the first, of what is anticipated to be multiple Phase 1 studies, by the U.S. subsidiary of a large global pharmaceutical company

The total revenue to NewCardio from this initial study, including the license and related professional services, will be approximately $225,000-$275,000, with most of the revenue expected to be recognized during the current quarter ending September 30, 2010.

Vincent Renz, NewCardio’s President and Chief Executive Officer, commented, “We are excited to participate in this study. It is significant that the methodology for this study was selected by the pharmaceutical company, who specifically identified QTinno for part of the ECG analysis. We have already implemented and validated QTinno in preparation for processing the ECGs from the study which has already commenced.”

NewCardio’s innovative 3-D ECG platform technology dramatically improves the accuracy and significantly increases the diagnostic value of the standard 12-lead ECG. NewCardio’s lead product, QTinno, is a software suite that provides automated, comprehensive cardiac safety analysis as defined in the ICH E14 Guidance for Clinical Evaluation of QT/QTc Interval Prolongation and Proarrhythmic Potential for Non-Antiarrhythmic Drugs. The Company believes that QTinno, based on NewCardio’s technology and approach, is the industry's most advanced, validated software solution for performing high quality, cost effective automated cardiac safety analysis in drug development.

“This award is further evidence of the increasing market adoption of QTinno, our automated cardiac safety solution, not only as a validated methodology, but also as a clear leader in delivering advanced technology solutions to address the issues that the drug development industry has been struggling with in the effective implementation of the E14 Guidance,” Mr. Renz continued. “We have worked closely with the leading clinical trial service providers, sponsors, regulators and key industry knowledge leaders in the development and validation of QTinno, which does not simply automate the current manual or semi-auto methodologies, but takes a new approach in accessing the full potential of data available from the ECG.  The excitement generated has not only been about QTinno’s ability to deliver high quality results in a cost effective manner today, but also the potential for it to advance the current state of cardiac safety analysis. In addition, our business model as a technology developer, not an ECG core lab, enables us to work effectively with any and all of our potential customers and/or partners, as we are not looking to compete with them but rather to equip them with solutions which enable them to deliver enhanced clinical trial products and services. We are pleased that industry leaders are embracing both NewCardio and QTinno, and thereby validating the quality of our technology and organization. As such, we look forward to an accelerating adoption cycle with excellent market penetration to follow.”

About NewCardio, Inc.

NewCardio is a cardiac diagnostic and services company developing and marketing proprietary software platform technologies to provide higher accuracy to, and increase the value of, the standard 12-lead ECG.  NewCardio's 3-D ECG software platform reduces the time and expense involved in assessing cardiac status while increasing the ability to diagnose clinically significant conditions which were previously difficult to detect.  NewCardio's software products and services significantly improve the diagnosis and monitoring of cardiovascular disease, as well as cardiac safety assessment of drugs under development. For more information, visit www.newcardio.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by management. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and relate to our business plan, our business strategy, development of our proprietary technology platform and our products, timing of such development, timing and results of clinical trials, level and timing of FDA regulatory clearance or review, market acceptance of our products, protection of our intellectual property, implementation of our strategic, operating and people initiatives, benefits to be derived from personnel and directors, ability to commercialize our products, our assumptions regarding cash flow from operations and cash on-hand, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure, implementation of marketing programs, our key agreements and strategic alliances, our ability to obtain additional capital as, and when, needed, and on acceptable terms and general economic conditions specific to our industry, any of which could impact sales, costs and expenses and/or planned strategies and timing. We assume no obligation to, and do not currently intend to, update these forward-looking statements.

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